Exhibit 99.1

Contact: Drew Babin, CFA
Senior Managing Director – Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

Per Share Net Income of $0.20 and Normalized FFO of $0.41 in Fourth Quarter

Full-Year Growth in NFFO per Share of Approximately 21%

Nearly $3.6 Billion of Investments Closed in 2020 and $1.1 Billion Year-to-Date 2021

Birmingham, AL – February 4, 2021 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the fourth quarter and full-year ended December 31, 2020 as well as certain events occurring subsequent to quarter end.

•

Net income of $0.20 and Normalized Funds from Operations (“NFFO”) of $0.41 for the 2020 fourth quarter and net income of $0.81 and NFFO of $1.57 for the full-year 2020, all on a per diluted share basis;

•

Closed in the fourth quarter on one inpatient rehabilitation (“IRF”) development agreement and six general acute and IRF acquisitions in the U.S., the U.K., Switzerland, and Colombia totaling nearly $670 million;

•	Closed in mid-January on an £800 million real estate investment in behavioral health properties in the UK operated by Priory Group (“Priory”);

•

In the first quarter of 2021 completed the sale of Olympia Medical Center to the UCLA Health System for proceeds of $51 million, recovering a loan balance of $25 million and other past due amounts at an overall expected gain exceeding $10 million;

•

During and subsequent to the fourth quarter issued $1.3 billion in 3.5% senior unsecured notes due in 2031, redeemed $800 million of senior unsecured notes due in 2024 with a blended interest rate of 6%, raised $828 million in common equity, extended with improved pricing the existing $1.5 billion line of credit agreement, and arranged a $900 million interim credit facility.

“I am pleased that in spite of the pandemic, MPT grew NFFO per share by 21% in 2020 and is approaching $5 billion in investments closed since the end of 2019 in a manner both accretive to earnings and beneficial to operator and property diversity in an already strongly diverse portfolio,” said Edward K. Aldag, Jr., MPT’s Chairman, President, and Chief Executive Officer. “While not a surprise to MPT, the challenges of 2020 proved that hospitals are essential to global healthcare delivery and that our growth pipeline can sustain momentum under challenging circumstances.”

Mr. Aldag continued, “2021 is obviously off to a strong start on the investment front, and growth-related conversations with our operators are picking up as they emerge from 2020 with strong operations and significant liquidity.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income, and reconciliations of net income to NFFO, all on a basis comparable to 2019 results, and reconciliations of total assets to pro forma total gross assets and total revenues to total adjusted revenues.

PORTFOLIO UPDATE

During the fourth quarter and thus far in 2021, MPT and its operators continued to execute on several accretive acquisitions despite the COVID-19 pandemic.

Throughout the fourth quarter, the Company closed on various investments in IRFs across the U.S. In late-November, MPT agreed to a roughly $48 million development in Stockton, CA with Ernest Health (“Ernest”) and also acquired an Ernest facility in Elgin, SC in late December for roughly $17 million. In addition, the Company acquired in December properties in El Paso, TX and the Louisville, KY market operated by Curahealth for a combined $58 million. These transactions were closed at a weighted average GAAP cap rate approximating 10%.

In addition to these U.S. rehabilitation facilities, MPT closed on the previously announced $130 million Colombian investment and three other transactions: (i) the Company purchased the 999-year ground lease at The Royal Marsden Private Care, a flagship facility located in London’s Cavendish Square and MPT’s first lease with the National Health Service (“NHS”), for £50 million; (ii) separately, MPT acquired Circle Reading Hospital, to be joined to MPT’s master lease agreement with Circle, in December for £85 million; and (iii) MPT increased its equity ownership and related investment in Infracore, the landlord entity of Swiss hospital operator Swiss Medical Network, for a total investment of approximately 207 million Swiss Francs. Terms of these investment agreements provide for long-term absolute net lease arrangements and investment returns well in-line with recently disclosed yields in the U.K. and Switzerland.

As discussed in more detail in the Company’s January 6, 2021 press release, MPT invested £800 million on January 19, 2021 in a sale-leaseback agreement of U.K. behavioral hospitals operated by Priory at an 8.6% GAAP cap rate. In addition, the Company extended a short-term £250 million loan to the purchaser of the operator, expected to be repaid by the end of the third quarter, and acquired a 9.9% equity interest in Priory. In relation to the deal, MPT utilized approximately £500 million of interim short-term financing at terms similar to those in its revolving line of credit agreement.

The Company has pro forma total gross assets of approximately $20.4 billion, including $15.1 billion in general acute care hospitals, $2.2 billion in inpatient rehabilitation hospitals, $1.7 billion in behavioral health facilities, $0.3 billion in long-term acute care hospitals, and $0.3 billion in freestanding emergency room and urgent care properties. MPT’s portfolio, pro forma for the transactions described herein, includes 431 properties representing roughly 43,000 licensed beds across the United States and in Germany, the United Kingdom, Switzerland, Italy, Spain, Portugal, Australia, and Colombia. The properties are leased to or mortgaged by 50 hospital operating companies. MPT continues to work with existing and new operators in the U.S. and abroad on numerous opportunities.

OPERATING RESULTS AND OUTLOOK

Net income for the fourth quarter and year ended December 31, 2020 was $110 million (or $0.20 per diluted share) and $431 million ($0.81 per diluted share), respectively, compared to $130 million (or $0.26 per diluted share) and $375 million ($0.87 per diluted share) in the year earlier periods.

NFFO for the fourth quarter and year ended December 31, 2020 was $220 million ($0.41 per diluted share) and $831 million ($1.57 per diluted share), respectively, compared to $171 million ($0.35 per diluted share) and $557 million ($1.30 per diluted share) in the year earlier periods.

Based on 2020 and 2021 year-to-date transactions, including the Priory sale-leaseback transaction, along with an assumed capital structure resulting in a net debt to EBITDA ratio between 5.0 and 6.0 times, MPT expects an annual run-rate of $1.14 to $1.18 per diluted share for net income and $1.72 to $1.76 per diluted share for NFFO.

These estimates do not include the effects, if any, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers from the global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, February 4, 2021 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended December 31, 2020. The dial-in numbers for the conference call are 844-535-3969 (U.S. and Canada) and 409-937-8903 (International); both numbers require passcode 6688297. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion through February 18, 2021. Dial-in numbers for the replay are 855-859-2056 and 404-537-3406 for U.S./Canada and International callers, respectively. The replay passcode for all callers is 6688297.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospitals with 431 facilities and roughly 43,000 licensed beds in nine countries and across four continents on a pro forma basis. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including governmental assistance to hospitals and healthcare providers, including certain of our tenants; (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual run-rate net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; and (xvi) the closing of the Priory sale-leaseback transaction.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	December 31, 2020	December 31, 2019
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$12,078,927	$8,102,754
Investment in financing leases	2,010,922	2,060,302
Mortgage loans	248,080	1,275,022

Gross investment in real estate assets	14,337,929	11,438,078
Accumulated depreciation and amortization	(833,529)	(570,042)

Net investment in real estate assets	13,504,400	10,868,036
Cash and cash equivalents	549,884	1,462,286
Interest and rent receivables	46,208	31,357
Straight-line rent receivables	490,462	334,231
Equity investments	1,123,623	926,990
Other loans	858,368	544,832
Other assets	256,069	299,599

Total Assets	$16,829,014	$14,467,331

Liabilities and Equity
Liabilities
Debt, net	$8,865,458	$7,023,679
Accounts payable and accrued expenses	438,750	291,489
Deferred revenue	36,177	16,098
Obligations to tenants and other lease liabilities	144,772	107,911

Total Liabilities	9,485,157	7,439,177
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 541,419 shares at December 31, 2020 and 517,522 shares at December 31, 2019	541	518
Additional paid-in capital	7,461,503	7,008,199
Retained (deficit) earnings	(71,411)	83,012
Accumulated other comprehensive loss	(51,324)	(62,905)
Treasury shares, at cost	(777)	(777)

Total Medical Properties Trust, Inc. Stockholders’ Equity	7,338,532	7,028,047
Non-controlling interests	5,325	107

Total Equity	7,343,857	7,028,154

Total Liabilities and Equity	$16,829,014	$14,467,331

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Revenues
Rent billed	$203,034	$130,310	$741,311	$474,151
Straight-line rent	55,184	33,643	158,881	110,456
Income from financing leases	49,081	52,364	206,550	119,617
Interest and other income	26,507	40,121	142,496	149,973

Total revenues	333,806	256,438	1,249,238	854,197
Expenses
Interest	85,190	70,434	328,728	237,830
Real estate depreciation and amortization	72,196	44,152	264,245	152,313
Property-related	5,712	8,598	24,890	23,992
General and administrative	34,542	27,402	131,663	96,411

Total expenses	197,640	150,586	749,526	510,546
Other income (expense)
(Loss) gain on sale of real estate	(130)	41,498	(2,833)	41,560
Real estate impairment charges	—	(21,031)	(19,006)	(21,031)
Earnings from equity interests	5,154	4,416	20,417	16,051
Debt refinancing and unutilized financing costs	(27,569)	(1,233)	(28,180)	(6,106)
Other (including mark-to-market adjustments on equity securities)	2,717	1,152	(6,782)	(345)

Total other income (expense)	(19,828)	24,802	(36,384)	30,129

Income before income tax	116,338	130,654	463,328	373,780
Income tax (expense) benefit	(6,232)	(731)	(31,056)	2,621

Net income	110,106	129,923	432,272	376,401
Net income attributable to non-controlling interests	(222)	(285)	(822)	(1,717)

Net income attributable to MPT common stockholders	$109,884	$129,638	$431,450	$374,684

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$0.20	$0.26	$0.81	$0.87

Weighted average shares outstanding - basic	537,003	493,593	529,239	427,075
Weighted average shares outstanding - diluted	538,351	494,893	530,461	428,299

Dividends declared per common share	$0.27	$0.26	$1.08	$1.02

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
FFO information:
Net income attributable to MPT common stockholders	$109,884	$129,638	$431,450	$374,684
Participating securities’ share in earnings	(719)	(954)	(2,105)	(2,308)

Net income, less participating securities’ share in earnings	$109,165	$128,684	$429,345	$372,376
Depreciation and amortization	83,327	53,497	306,493	183,921
Loss (gain) on sale of real estate	130	(41,498)	2,833	(41,560)
Real estate impairment charges	—	21,031	19,006	21,031

Funds from operations	$192,622	$161,714	$757,677	$535,768
Write-off of straight-line rent and other	(683)	12,943	26,415	22,447
Non-cash fair value adjustments	612	(4,636)	9,642	(6,908)
Tax rate change	(366)	—	9,295	—
Debt refinancing and unutilized financing costs	27,569	1,233	28,180	6,106

Normalized funds from operations	$219,754	$171,254	$831,209	$557,413
Share-based compensation	12,554	10,069	47,154	32,188
Debt costs amortization	3,548	2,761	13,937	9,675
Rent deferral, net	1,267	—	(11,393)	—
Straight-line rent revenue and other	(71,659)	(48,836)	(238,687)	(145,598)

Adjusted funds from operations	$165,464	$135,248	$642,220	$453,678

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.20	$0.26	$0.81	$0.87
Depreciation and amortization	0.16	0.11	0.57	0.43
Loss (gain) on sale of real estate	—	(0.08)	0.01	(0.10)
Real estate impairment charges	—	0.04	0.04	0.05

Funds from operations	$0.36	$0.33	$1.43	$1.25
Write-off of straight-line rent and other	—	0.03	0.05	0.05
Non-cash fair value adjustments	—	(0.01)	0.02	(0.01)
Tax rate change	—	—	0.02	—
Debt refinancing and unutilized financing costs	0.05	—	0.05	0.01

Normalized funds from operations	$0.41	$0.35	$1.57	$1.30
Share-based compensation	0.02	0.02	0.09	0.08
Debt costs amortization	0.01	0.01	0.02	0.02
Rent deferral, net	—	—	(0.02)	—
Straight-line rent revenue and other	(0.13)	(0.11)	(0.45)	(0.34)

Adjusted funds from operations	$0.31	$0.27	$1.21	$1.06

Notes:

(A)

Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B)

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) non-cash revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Annual Run-Rate Guidance Reconciliation

(Unaudited)

	Annual Run-Rate Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.14	$1.18
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$1.14	$1.18
Depreciation and amortization	0.58	0.58

Funds from operations	$1.72	$1.76
Other adjustments	—	—

Normalized funds from operations	$1.72	$1.76

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Pro Forma Total Gross Assets

(Unaudited)

(Amounts in thousands)	December 31, 2020	December 31, 2019
Total Assets	$16,829,014	$14,467,331
Add:
Real estate commitments on new investments(1)	1,901,087	1,988,550
Unfunded amounts on development deals and commenced capital improvement projects(2)	166,258	163,370
Accumulated depreciation and amortization	833,529	570,042
Incremental gross assets of our joint ventures(3)	1,287,077	563,911
Proceeds from new debt and equity subsequent to period-end	1,479,961	927,990
Less:
Cash used for funding the transactions above(4)	(2,067,345)	(2,151,920)

Pro Forma Total Gross Assets(5)	$20,429,581	$16,529,274

(1)

The 2020 column reflects investments made in 2021, including the acquisition of 40 facilities in the United Kingdom on January 19, 2021. The 2019 column reflects the acquisition of 30 facilities in the United Kingdom on January 8, 2020.

(2)

Includes $65.5 million and $41.7 million of unfunded amounts on ongoing development projects and $100.8 million and $121.7 million of unfunded amounts on capital improvement projects and development projects that have commenced rent, as of December 31, 2020 and December 31, 2019, respectively.

(3)	Adjustment to reflect our share of our joint ventures’ gross assets.
(4)	Includes cash available on-hand plus cash generated from activities subsequent to period-end including proceeds from new debt, equity or loan repayments.
(5)

Pro forma total gross assets is total assets before accumulated depreciation/amortization and assumes all real estate commitments on new investments and unfunded amounts on development deals and commenced capital improvement projects are fully funded using cash on hand (if available). We believe pro forma total gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our commitments close and our other commitments are fully funded.

Adjusted Revenues

(Unaudited)

(Amounts in thousands)	For the Year Ended December 31, 2020
Total revenues	$1,249,238
Revenue from real estate properties owned through joint venture arrangements	105,758

Total adjusted revenues(1)	$1,354,996

(1)

Adjusted revenues are total revenues adjusted for our pro rata portion of similar revenues in our real estate joint venture arrangements. We believe adjusted revenue is useful to investors as it provides a more complete view of revenue across all of our investments and allows for better understanding of our revenue concentration.